Exhibit 3.1B

CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ALIGN TECHNOLOGY, INC.

Align Technology Inc., a corporation organized and existing under the Jaws of the State of Delaware (the
"Corporation"), hereby certifies as follows:

I. The name of the Corporation is Align Technology, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 3, 1997.

2.The terms and provisions of this Certificate of Amendment of Amended and Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the stockholders of the Corporation.

3.The following amendments to the Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

4.Article VII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
VII.
LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation's on May 18, 2023.

ALIGN TECHNOLOGY, INC.

         By:     /s/ Julie Coletti
Name:    Julie Coletti
Title:     Secretary